Exhibit 10.1

January 20, 2017

[Name of Recipient]

[Address]

Dear [_______]

2016 was an exciting and a challenging year for Helios and Matheson Analytics Inc. (the “Company”). With your assistance, we were able to complete the merger of Zone Technologies, Inc. and during 2017, again with your assistance and vision, we expect the Company to develop Zone’s technology to its full potential. This letter, referred to herein as the “Plan”, constitutes an “employee benefit plan”, as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

In appreciation for your efforts, the Company will issue to you 250,000 shares of its unregistered common stock, referred to in this Plan as the “Shares”, subject to the following:

(i)     In accordance with Nasdaq Listing Rule 5635(c), this grant is subject to shareholder approval within the meaning of Nasdaq Listing Rule 5635(e)(4) (“Shareholder Approval”). This grant will not become effective and the Shares shall not be issued until such date when Shareholder Approval is obtained pursuant to the Delaware General Corporation Law and Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended.

(ii)     The Company will submit a listing of additional shares form to The Nasdaq Stock Market LLC (“Nasdaq”) covering the Shares. The Shares will not be issued unless and until Nasdaq approves the listing of additional shares form. If the listing of additional shares form is not approved by Nasdaq, this grant will be null and void and the Shares shall not be issued.

(iii)     (a)     By signing this Plan and subject to the exceptions discussed below, you covenant and agree that, during the period commencing on the date that Shareholder Approval is obtained and ending 24 months from that date, you shall not (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, the Shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to the Shares or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of the Shares, in cash or otherwise, (C) permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on your voting rights, charge or other encumbrance of any nature whatsoever with respect to any of the Shares, (D) engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares even if the Shares would be disposed of by someone other than you (including, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares) or (E) directly or indirectly initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing. This provision is referred to in this Plan as the “Lock-Up Provision”.

(b)     Notwithstanding the Lock-Up Provision, you may transfer your Shares (I) as a bona fide gift or gifts, (II) by will or intestate succession or (III) to a trust for the benefit of you and your immediate family, provided, in each case, that (a) such transfer will not involve a disposition for value and (b) the transferee agrees in writing with the Company to be bound by the terms of the Lock-Up Provision. For purposes of this Plan, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(c)     In addition, the Lock-Up Provision will not apply to any transfers of your Shares to the Company or any deemed disposition or deemed sale with respect to the Shares in connection with the full or partial payment of taxes or tax withholding obligations required to be paid or satisfied upon your receipt of the Shares, in accordance with section (iv) below.

(iv)     The Company shall have the right to require you to pay any taxes required by law to be withheld with respect to the grant of the Shares. If you do not agree to pay the taxes in cash, the Company shall have the right to decrease the number of Shares issued to you by an amount of Shares with a Fair Market Value equal to any taxes required by law to be withheld with respect to the grant of the Shares. For purposes of this Plan, “Fair Market Value” means the last quoted per share selling price for the Shares on the date immediately prior to the later of (Y) the date that Shareholder Approval is obtained or (Z) the date that Nasdaq approves the listing of additional shares form (the “Relevant Date”), or if there were no sales on such date, the last quoted per share selling price on the nearest day prior to the Relevant Date.

(v)     If requested by the Company or any representative of an underwriter or placement agent (“Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended, including any offering made through the filing of a prospectus supplement pursuant to a shelf registration statement on Form S-3 (collectively, a “Registered Offering”), you agree that, following the execution of a definitive underwriting or placement agency agreement with respect to the Registered Offering, you shall not sell or otherwise transfer any Shares or other securities of the Company during any period, not to exceed 180 days, requested by the Underwriter and agreed to in writing by the Company (the “Market Standoff Period”). The Company may impose stop-transfer instructions with respect to any securities, including the Shares, subject to the foregoing restrictions until the end of such Market Standoff Period.

If the terms of this grant are agreeable to you, please countersign this Plan at the space designated below. Upon receipt of the later of Shareholder Approval or Nasdaq’s approval of the listing of additional shares form and your signed copy of this Plan, the Company will issue the Shares to you.

This Plan constitutes the entire agreement between the Company and you with respect to the issuance of the Shares and supersedes all prior agreements and understandings, both written and oral, among the Company and you with respect to the issuance of the Shares.

The contents of this Plan may not be amended except by an instrument in writing signed by you and the Company.

All questions concerning the construction, validity, enforcement and interpretation of this Plan shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. You and the Company hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS LETTER OR ANY TRANSACTION CONTEMPLATED HEREBY.

We look forward to the coming year and to working with you to develop the Zone technology.

Very truly yours,

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Stuart Benson
Stuart Benson, Chief Financial Officer

I have read the above Plan and agree to the terms.

[Name of Plan Recipient]